MILLIMAN FUNDS TRUST N-1A

Exhibit 99(m)(i)

ETF DISTRIBUTION AND SERVICE PLAN

of

Milliman FUNDS Trust

1.                  Milliman Funds Trust (the “Trust”) has selected Foreside Fund Services, LLC (“Foreside”) to act as distributor with respect to the creation and distribution of creation unit size aggregations of shares (“Creation Units”) of each series of the Trust (each, a “Fund,” and collectively, the “Funds”) listed on Schedule A (which may be amended from time to time). The Trust desires to adopt this plan of distribution (the “Plan”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast at an in-person meeting called for the purpose of voting on the Plan.

2.                  The Trust, on behalf of each Fund, shall pay a fee not to exceed, on an annual basis, a maximum amount of 25 basis points (0.25%) of the average daily net assets of each Fund. The fees will be paid to Foreside for services primarily intended to result in the sale or servicing of Creation Units of a Fund. Such fees may also be paid to Foreside for distribution activities related to the sale and promotion of Creation Units and the furnishing of services to shareholders. Services for which a distribution fee may be paid include, but are not limited to:

(a)	Services provided by Foreside, including (i) personnel expenses, (ii) overhead, including office, equipment and computer expenses, supplies and travel, (iii) procurement of information, analyses and reports related to marketing and promotional activities, and (iv) expenses related to marketing and promotional activities.

(b)	Delivery of Fund documents, including summary prospectuses, prospectuses, statements of additional information and reports, for prospective shareholders, including authorized participants.

(c)	Delivery of promotional literature relating to the Funds.

(d)	Wholesaling services provided by Foreside, including training, seminars and sales meetings.

(e)	Wholesaler compensation.

(f)	Distribution services provided by Foreside, including (i) Fund disclosure documents and reports, (ii) marketing materials relating to the Funds, (iii) Fund sub-account performance figures, (iv) assisting prospective shareholders, including authorized participants, (v) compensation to the salespersons, and (vi) providing other reasonable assistance with the distribution of Creation Units to authorized participants.

(g)	Shareholder support.

(h)	Other distribution-related services permitted by Rule 12b-1.

3.                  In no event shall the aggregate asset-based sales charges to be paid pursuant to the terms of the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to Rule 2341 of the Financial Industry Regulatory Authority or any successor thereto.

4.                  Payments by the Trust with respect to shares of a Fund pursuant to the Plan may be made during periods when the Fund has suspended or otherwise limited sales of such shares so long as appropriate services continue to be provided.

5.                  Any person authorized to direct the payment of money under the Plan, or any agreement related to the Plan, shall furnish to the Board for its review, on at least a quarterly basis, a written report of the monies paid pursuant to the terms of the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan.

6.                  The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast at an in-person meeting called for the purpose of voting on the Plan and any related agreements.

7.                  The Plan may be terminated at any time in whole or with respect to any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund as and to the extent required by the 1940 Act and the rules thereunder. Termination of the Plan with respect to any Fund will not terminate the Plan with respect to any other Fund that is not terminated.

8.                  Any agreement related to the Plan:

(a)	must be in writing;

(b)	shall go into effect when approved by a vote of the Board, and the Independent Trustees, cast at a meeting called for the purpose of voting on such agreement;

(c)	may be terminated at any time, without the payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund on not more than sixty (60) days’ written notice to any other party to the agreement; and

(d)	will automatically terminate in the event of its assignment (as defined in the 1940 Act).

9.                  The Plan may not be amended to increase materially the amount to be spent with respect to Creation Units of any Fund for distribution without approval by a majority of the Fund’s outstanding voting securities (as and to the extent voting separately is required by the 1940 Act and the rules thereunder).

10.                All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast at an in-person meeting called for the purpose of voting on the Plan.

11.                The Plan is not binding upon any of the Trustees of the Board or shareholders of a Trust.

12.                Where the effect of a requirement of the 1940 Act reflected in any provision of this Plan is revised by rule, interpretation, or order of the U.S. Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule, interpretation, or order.

Dated: August 12, 2025

SCHEDULE A

Funds

1.	Milliman Healthcare Inflation Guard ETF
2.	Milliman Healthcare Inflation Plus ETF

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